EXHIBIT 10.8

HUGHES SUPPLY, INC.
PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

     This PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made as of ___(the “Grant Date”) between HUGHES SUPPLY, INC. a Florida corporation (the “Company”) and ___, a key employee of the Company (the “Employee”).

Background Information

     A. The Board of Directors (the “Board”) and shareholders of the Company previously adopted the Hughes Supply, Inc. 1997 Executive Stock Plan, as amended and restated as of March 1, 2005 (the “Plan”).

     B. Section 8 of the Plan provides that the Compensation Committee of the Board (the “Committee”) shall have the discretion and right to grant Performance-Based Restricted Stock (as defined below) to key employees of the Company, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has made a grant of Performance-Based Restricted Stock to the Employee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

     C. The Employee desires to accept the grant of Performance-Based Restricted Stock and agrees to be bound by the terms and conditions of the Plan and this Agreement.

Agreement

     1. Performance-Based Restricted Stock. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants the Employee [               ] [     ] shares of restricted, common stock of the Company (the “Performance-Based Restricted Stock”) as of the Grant Date.

     2. Performance-Based Vesting. Except as otherwise provided in Section 3 and Section 4 of this Agreement, the extent of the vesting of the Performance-Based Restricted Stock shall be based upon the satisfaction of the performance goal specified in this Section 2 (the “Performance Goal”). The Performance Goal shall be based upon a comparison of the Total Shareholder Return (as defined below) of the Company (“Company TSR”) to the Total Shareholder Return of the Standard & Poor’s 500 Composite Stock Index (the “Index TSR”). “Total Shareholder Return” shall mean an amount equal to the total shareholder return for the (i) Company and (ii) Index TSR, as the case may be, for the three-year period ending on the third anniversary of the Grant Date (the “Performance Period”), as reported by Bloomberg L.P. (or any other reporting service that the Committee in its discretion may designate from time to time). The portion of the Employee’s rights and interest in the Performance-Based Restricted Stock, if any, that becomes vested and non-forfeitable and ceases to be restricted on the last day of the Performance Period shall be determined in accordance with the following schedule:

Company TSR as a Percentage of Index TSR	Vested Percentage
120% or more	100%
116%	90%
112%	80%
108%	70%
104%	60%
100%	50%
Less than 100%	0%

Any determination as to whether or not and to what extent the Performance Goal has been satisfied shall be made by the Committee in its discretion and shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Employee.

     3. Other Vesting Events.

          (a) Change of Control. The Employee shall become 100% vested upon a “change of control” of the Company. For purposes of this Agreement, a “change of control” shall mean:

               (1) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50 percent of the total Fair Market Value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this subsection (1);

               (2) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

               (3) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this subsection (3):

                       (A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

               (B) a transfer of assets from the Company to an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

               (C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

               (D) a transfer of assets from the Company to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (C) above.

          (b) Death. The Employee shall become 100% vested (and the Performance-Based Restricted Stock shall pass to his/her beneficiaries) upon the Employee’s death.

          (c) Disability. The Employee shall become 100% vested if his termination of employment with the Company and its Affiliates is due to the Employee’s “disability”. For purposes of this Agreement, “disability” shall have the same meaning as is provided under the Company’s group, long-term disability plan or policy then maintained by the Company or the Affiliate for whom the Employee is employed. If no such plan or policy then exists, “disability” shall have the same meaning as in Internal Revenue Code §22(e)(3), as amended or replaced from time to time. In the event of a dispute under this provision, the determination of “disability” shall be made by the Committee, in its discretion, upon the advice of one or more physicians employed by the Committee to assist in its determination.

     4. Retirement.

          (a) Partial Vesting After Retirement. In the event that the Employee ceases to be a full-time employee of the Company or its Affiliates due to Retirement (as hereinafter defined) prior to the date on which the Performance-Based Restricted Stock would have become fully vested pursuant to Section 2 or Section 3:

               (i) the Performance-Based Restricted Stock will become partially vested on the last day of the Performance Period (the “Partial Vesting Date”), with the partial vesting percentage equal to the percentage that otherwise would have been applied in accordance with Section 2 if the Employee’s Retirement had not occurred (the “Standard Percentage”) reduced to such a percentage as shall bear to the Standard Percentage the same ratio that the period from the Grant Date to the date of Retirement bears to the period from the Grant Date to the Partial Vesting Date;

               (ii) no portion of the Performance-Based Restricted Stock will be forfeited prior to the Partial Vesting Date; and

               (iii) on the Partial Vesting Date, the Employee shall forfeit all of his rights and interest in the portion of the Performance-Based Restricted Stock that does not become vested pursuant to this Section 4(a).

          (b) Definitions Relating to Partial Vesting.

               (i) For purposes of this Agreement, “Retirement” shall mean the termination of the Employee’s full-time employment with the Company, other than a termination for Cause (as hereinafter defined), after the attainment of age 55 if the sum of the Employee’s age and number of years of full-time employment with the Company equals or exceeds 70.

               (ii) For purposes of this Agreement “Cause” shall mean any of the following:

                    (A) willful or gross neglect by the Employee of his duties;

                    (B) conviction of the Employee of any felony, or of any lesser crime or offense materially and adversely affecting the property, reputation or goodwill of the Company or its successors;

                    (C) any material breach by the Employee of the terms of an employment agreement between the Employee and the Company;

                    (D) willful misconduct by the Employee in connection with the performance of his duties;

                    (E) theft or misappropriation of business assets of the Company or of any existing or prospective customer of the Company;

                    (F) poor or inadequate work performance, which has not been cured within 30 days following written notice;

                    (G) excessive tardiness;

                    (H) violation of any securities laws as determined by the Company; or

                    (I) any other conduct detrimental to the business of the Company, including, without limitation, the failure by the Employee to comply with the policies and procedures of the Company which may be in effect from time to time.

     5. Restrictions on Transfer. Until such time as any share of Performance-Based Restricted Stock becomes vested pursuant to Section 2, Section 3 or Section 4 above, the Employee shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of the Performance-Based Restricted Stock, whether outright or as security, with or without consideration, voluntary or involuntary. At such time as any share of Performance-Based Restricted Stock becomes vested pursuant to Section 2, Section 3 or Section 4 above, all or any portion of the Performance-Based Restricted Stock may be transferred or assigned to one or more Family Members (as defined in the Plan) of the Employee, provided any such transfer or assignment is made without consideration to the Employee. Any transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void. See also Section 8 below.

     The Employee shall forfeit all of his rights and interest in the Performance-Based Restricted Stock, including but not limited to the rights to vote and receive dividends, if he fails to remain as a full-time employee of the Company or its Affiliates until he becomes “vested” in his Performance-Based Restricted Stock. To the extent Performance-Based Restricted Stock is forfeited by the Employee, it shall again become available for use under the Plan.

     For purposes of this Agreement, an “Affiliate” means (i) an entity that directly or through another Affiliate is more than fifty percent (50%) owned by the Company, or (ii) an entity in which the Company has a “significant equity interest” as determined by the Committee.

     6. Shares Held by Custodian. The Employee hereby authorizes and directs the Company to deliver any share certificate issued by the Company to evidence the award of Performance-Based Restricted Stock to the Secretary of the Company or such other officer of the Company as may be designated by the Committee (the “Share Custodian”) to be held by the Share Custodian until the Performance-Based Restricted Stock becomes vested in accordance with Section 2, Section 3 or Section 4 above. When all or any portion of the Performance-Based Restricted Stock becomes vested, the Share Custodian shall deliver to the Employee (or his beneficiary in the event of death) a certificate representing the vested Performance-Based Restricted Stock (which then will be unrestricted). The Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of the Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Performance-Based Restricted Stock to the Company, or to transfer a portion of the Performance-Based Restricted Stock to the Employee on an unrestricted basis upon vesting, pursuant to this Agreement, in the name, place, and stead of the Employee. The term of such appointment shall commence on the Grant Date and shall continue until all the Performance-Based Restricted Stock becomes vested or is forfeited. During the period that the Share Custodian holds the shares of Performance-Based Restricted Stock subject to this Section, the Employee shall be entitled to all rights applicable to shares of common stock of the Company not so held, including the right to vote and receive dividends, but provided, however, in the event the number of shares of Performance-Based Restricted Stock is increased or reduced by changing par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, and in the event of any distribution of common stock or other securities of the Company in respect of such shares of common stock, the Employee agrees that any certificate representing shares of such additional common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially received hereunder.

     7. Tax Payment Upon Vesting. At such time as the Employee becomes vested pursuant to Section 2, Section 3 or Section 4 above in all or any portion of the Performance-Based Restricted Stock, the Employee (or his/her personal representative) must satisfy his federal, state and local, if any, withholding taxes imposed by reason of the exercise of the Option. The Employee may satisfy this withholding obligation by paying to the Company the full amount of the withholding obligation in cash or check acceptable to the Company. If the Employee fails to make such payment of the withholding taxes to the Company within five (5) days after the occurrence of the vesting event (a “Vesting Date”), the Employee’s actual number of vested shares of Performance-Based Restricted Stock shall be reduced by the smallest number of whole shares of common stock of the Company which, when multiplied by the fair market value of the common stock on the Vesting Date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Performance-Based Restricted Stock.

     8. Investment Representations. The Employee hereby represents, warrants, covenants, and agrees with the Company as follows:

          (a) The Performance-Based Restricted Stock being acquired by the Employee will be acquired for the Employee’s own account without the participation of any other person, with the intent of holding the Performance-Based Restricted Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Performance-Based Restricted Stock and not with a view to, or for resale in connection with, any distribution of the Performance-Based Restricted Stock, nor is the Employee aware of the existence of any distribution of the Performance-Based Restricted Stock;

          (b) The Employee is not acquiring the Performance-Based Restricted Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Performance-Based Restricted Stock but rather upon an independent examination and judgment as to the prospects of the Company;

          (c) The Performance-Based Restricted Stock was not offered to the Employee by means of publicly disseminated advertisements or sales literature, nor is the Employee aware of any offers made to other persons by such means;

          (d) The Employee is able to bear the economic risks of the investment in the Performance-Based Restricted Stock, including the risk of a complete loss of his/her investment therein;

          (e) The Performance-Based Restricted Stock cannot be offered for sale, sold or transferred by the Employee other than pursuant to: (A) an effective registration under the Securities Act of 1933 (the “1933 Act”) or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

          (f) The Employee has, and has had, complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds, and other books and records. Employee has examined such of these documents as the Employee has wished and is familiar with the business and affairs of the Company. The Employee realizes that the acquisition of the Performance-Based Restricted Stock is a speculative investment and that any possible profit therefrom is uncertain;

          (g) The Employee has had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs. The Employee has received all information and data with respect to the Company which the Employee has requested and which the Employee has deemed relevant in connection with the evaluation of the merits and risks of the Employee’s investment in the Company;

          (h) The Employee has such knowledge and experience in financial and business matters that the Employee is capable of evaluating the merits and risks of the acquisition of the Performance-Based Restricted Stock hereunder and the Employee is able to bear the economic risk of such acquisition; and

          (i) The agreements, representations, warranties, and covenants made by the Employee herein extend to and apply to all of the Performance-Based Restricted Stock of the Company issued to the Employee pursuant to this award. Acceptance by the Employee of the certificate representing such Performance-Based Restricted Stock shall constitute a confirmation by the Employee that all such agreements, representations, warranties, and covenants made herein shall be true and correct at that time.

     9. No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Employee the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of the Employee regardless of the effect of such termination of employment on the rights of the Employee under the Plan or this Agreement.

     10. Governing Laws. This Agreement shall be construed and enforced in accordance with the local laws of the State of Florida applicable to agreements to be executed and performed wholly within said state, and shall inure to the benefit of, and be binding upon, the parties hereto and their heirs, personal representatives, successors and assigns. The parties further agree that in any dispute between them relating to this Agreement, exclusive jurisdiction shall be in the trial courts located within Orange County, Florida, any objections as to jurisdiction or venue in such court being expressly waived.

     11. Successors. This Agreement shall inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the Company and Employee.

     12. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the General Counsel of the Company, or to the Company (attention of the General Counsel), at Hughes Supply, Inc., One Hughes Way, Orlando, Florida 32805, or at any other address as the Company, by notice to the Employee, may designate in writing from time to time; to the Employee, at the Employee’s address as shown on the records of the Company, or at any other address as the Employee, by notice to the Company, may designate in writing from time to time.

     13. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

     14. Entire Agreement; Modifications to Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. The Committee may amend or terminate any (or all) of the provisions of this Agreement at any time prior to the date on which any of the shares of Performance-Based Restricted Stock shall have vested with the Employee pursuant to the terms hereof.

     15. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

     16. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

     17. Resolution of Disputes. Any determination or interpretation by the Committee shall be final, binding and conclusive on all persons affected thereby.

     IN WITNESS WHEREOF, the Company has executed this Agreement as of the Grant Date set forth above.

HUGHES SUPPLY, INC.
By:
Tom Morgan, President and CEO

EMPLOYEE: